Exhibit 21                                  List of Subsidiaries


Name of Subsidiary                                Jurisdiction of Incorporation

Bando McGlocklin Small Business
   Lending Corporation                            Wisconsin

Lee Middleton Original Dolls, Inc. (1)            Wisconsin

License Products, Inc. (2)                        Wisconsin


(1)  The registrant owns 99% of the common stock.
(2)  Lee Middleton Original Dolls, Inc. owns 100% of the common stock.